Exhibit 10.27
***Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) is the type that the company treats as private or confidential. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit.***
SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS
This Settlement Agreement and Release of Claims (the “Settlement Agreement”) is made and entered into this 5TH day of November, 2016 (“Effective Date”), by and between
Koninklijke Philips N.V., a Netherlands company (“Philips”), and Masimo Corporation, a Delaware corporation, Masimo International Technologies SARL, organized under the laws of Switzerland and Masimo International SARL, organized under the laws of Switzerland (collectively, “Masimo”).

RECITALS
WHEREAS, Masimo is involved in three lawsuits with Affiliates of Philips (i.e., Philips Electronics North America Corporation and Philips Medizin Systeme Böblingen GmbH), styled Masimo Corporation v. Philips Electronics North America Corporation et al., Civil Action No. 09-80 LPS, Masimo Corporation v. Philips Electronics North America Corporation et al., Civil Action No. 11-742 LPS, and Masimo Corporation v. Philips Electronics North America Corporation et al., Civil Action No. 16-137 LPS, each of which is pending in the United States District Court for the District of Delaware, and Masimo has also initiated a legal dispute with Philips arising out of the Rainbow Agreement by letter dated March 1, 2016 from Rick Fishel to Carla Kriwet (collectively “the Litigation”), in which patent infringement, antitrust, breach of contract and other claims and defenses have been asserted;

WHEREAS, Philips has initiated reexamination proceedings against certain Masimo patents, including U.S. 6,157,850, U.S. 7,215,984, and U.S. 7,530,955, in the U.S. Patent and Trademark Office (collectively, the “Reexamination Proceedings”);

WHEREAS, the Parties desire to obtain certain releases and covenants as provided below;

WHEREAS, the Parties are executing concurrently herewith a Supply Agreement bearing the same date as this Settlement Agreement (“Supply Agreement”); and

WHEREAS, the Parties want to avoid further litigation risks and expenses, and mutually seek an amicable, agreeable and final business resolution and settlement of their disputes.
AGREEMENT
Now, therefore, in consideration of the promises and agreements herein contained and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1.DEFINITIONS
As used in this Settlement Agreement, in addition to the terms defined elsewhere in this Settlement Agreement, the following terms shall have the following meanings:
1.1“Affiliate” of a Party shall mean any corporation, company, or other entity, which: (i) is under the Control of a Party hereto; or (ii) has Control of a Party hereto; or (iii) is under common Control with a Party hereto and includes for Philips, but is not limited to, Philips Electronics North America Corporation and Philips Medizin Systeme Böblingen GmbH, and includes for Masimo, but is not limited to, Masimo Americas, Inc. For purposes of this Settlement Agreement, Cercacor Laboratories Inc. shall also be deemed an Affiliate of Masimo. For purposes of this Affiliate definition, “Control” means that more than fifty percent (50%) of the controlled entity’s shares or ownership interest representing the right to make decisions for such entity are owned or controlled, directly or indirectly, by the controlling entity. For the purposes of this Settlement Agreement, Philips Lighting N.V., as well as any legal entity directly or indirectly owned or controlled by Philips Lighting N.V. shall not be deemed an Affiliate of Philips.
1.2“Change in Control” means any (a) consolidation or merger of either Party with or into any third party (as hereinafter defined) wherein the shareholders of such Party immediately prior to such transaction shall cease to be the holders of at least 50% of the outstanding securities of the surviving corporation in such transaction; (b) assignment, sale, transfer, lease or other disposition of all or substantially all of the assets of either Party; or (c) acquisition by any third party or group of third parties acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission (“SEC”) under the Securities and Exchange Act of 1934) of more than 50% of the outstanding shares of voting stock of either Party.
1.3“Current Affiliate” of a Party shall mean Affiliate of a Party as of the Effective Date of the Settlement Agreement. For purposes of this Settlement Agreement, Cercacor Laboratories Inc. will be considered a current Affiliate of Masimo.
1.4A new or revised product or physiological parameter technology is “Essentially Unchanged” from an existing product or physiological parameter technology if the differences between the new or revised product or physiological parameter technology and the existing product or physiological parameter technology do not create a new basis for a claim of infringement of the other Party’s patents (i.e., Masimo Patents or Philips Patents, as defined herein).
1.5“Installed Base” means those Philips devices or systems (a) if part of a solution that must be physically installed on the customer’s site, for which the customer has signed off on such installation or (b) if not needing to be so installed, for which the customer has taken possession.
1.6“Masimo IVMs” means Masimo SET IntelliVue Modules and Masimo Rainbow SET IntelliVue Modules
1.7“Masimo Patents” shall mean those patents and patent applications existing at any time, now or in the future, anywhere in the world a) that are owned or controlled in whole or in part by Masimo and/or any of its Affiliates; b) for which Masimo and/or any of its Affiliates has the right to grant licenses and/or covenants not to sue thereunder; c) to which Masimo and/or any of its Affiliates has an exclusive license (including exclusively licensed for a specified field of use), to the extent of such exclusive license. For clarity, Masimo Patents includes without limitation all patents asserted at any time in the Litigation.
1.8“Masimo rainbow SET” or “rainbow” means Masimo’s proprietary algorithms and methodology for SpO2 Measurement and measurement of Rainbow Parameters.
1.9“Masimo Sensors” means any reusable, single patient adhesive and/or disposable adult, pediatric or neonatal sensors sold or marketed by Masimo for use with making noninvasive SpO2 Measurements, including without limitation those sensors marketed under the LNOP®, LNCS®, M-LNCS® and rainbow® names and any future versions or replacements of the foregoing.
1.10“Masimo SET” or “SET” means Masimo’s proprietary algorithms and methodology for SpO2 Measurement.
1.11“Masimo Socket” shall mean any product of Philips or its Affiliates that is shipped with a SET or rainbow board as the only pulse oximetry technology. For clarity, this includes without limitation (i) products with integrated SET or rainbow board (ii) a board-in-cable SET or a board-in cable rainbow solution or (iii) any product(s) which Masimo may agree to manufacture for Philips or its Affiliates in the future that the Parties agree will be considered a Masimo Socket as defined herein.

1.12“New Affiliate” of a Party shall mean an Affiliate of a Party that is not a Current Affiliate and that becomes an Affiliate by means other than a reorganization of the Party or its Affiliates. For example if, after the Effective Date, a third party acquires a Party or its Affiliates (or their assets in the case of an asset purchase), or a Party or its Affiliates acquire a third party (or its assets in the case of an asset purchase), such third party (or its assets) would be considered a New Affiliate.
1.13“Parties” shall mean Philips and Masimo, and “Party” shall mean Philips or Masimo, respectively.
1.14“Patient Monitoring” shall mean medical devices and/or solutions that monitor patient vital signs and/or physiological parameters.
1.15“Philips FAST” or “FAST” means Philips’ proprietary algorithms and methodology for SpO2 Measurement.
1.16“Philips Patents” shall mean those patents and patent applications existing at any time anywhere, now or in the future, in the world a) that are owned or controlled in whole or in part by Philips and/or any of its Affiliates; b) for which Philips and/or any of its Affiliates has the right to grant licenses and/or covenants not to sue thereunder; c) to which Philips and/or any of its Affiliates has an exclusive license (including exclusively licensed for a specified field of use), to the extent of such exclusive license. For clarity, Philips Patents includes without limitation all patents asserted at any time in the Litigation.
1.17“Rainbow Agreement” means that certain agreement between the Parties or their Affiliates dated June 10, 2011.
1.18“Rainbow Parameters” means:
A: Light-based blood constituent monitoring when combined with a Masimo Sensor, including:
i.pleth variability index (PVI); and
ii.the capability to calculate carboxyhemoglobin (SpCO), methemoglobin (SpMet), total hemoglobin (SpHb), Oxygen Reserve Index (ORI), and such other parameters as Masimo may at its discretion enable in the future.
B: Acoustic Measurements:
i.Acoustic respiration rate (RRa);
ii.Such other acoustic parameters as Masimo may at its discretion enable in the future.
1.19 “Socket Shipment” includes any Masimo Socket actually shipped by Philips or its Affiliates or Masimo or its Affiliates, in either case, either to a distributor (or other reseller) or to an end user professional care giver customer, including Masimo Sockets shipped to or through a Philips or Masimo distributor or other reseller. Philips will not: (1) have a marketing program which specifically aims to replace existing Philips customer SET installations with new SET installations, (2) ship Masimo Sockets in bad faith that Philips knows are not intended to be shipped to end users (but instead is meant only to inflate the number of Socket Shipments) or (3) try to sell SET rather than rainbow where Philips knows that a rainbow option is available to make such sale and the sale would be commercially reasonable.
1.20“SpO2 Measurement” means the noninvasive measurement of arterial blood oxygen saturation through a sensor connected to the patient (in any embodiment to the extent it accounts for Hb and HbO2), and/or (a) plethysmographic waveforms and/or (b) pulse rate, from a subject including but not limited to neonate, pediatric or adult subjects.

2    PAYMENTS
2.1    Wire Transfer. The payments set forth in Section 2 of this Settlement Agreement shall be made by wire transfer to the following bank accounts:
To Masimo
Bank: […***…]
Account No: […***…]
Name on Acct: […***…]
ABA Routing No: […***…]
SWIFT Code: […***…]
To Philips
Bank: […***…]
Account No: […***…]
Name on Acct: […***…]
ABA Routing No: […***…]
SWIFT Code: […***…]
2.2    Upfront Payment. Within five (5) business days after execution of this Settlement Agreement, Philips shall deliver a payment by wire transfer to Masimo in the amount of Three Hundred Million Dollars ($300,000,000).
2.3    […***…] Objectives.
a)    Philips and Masimo will work together in business partnership as more fully described below with the goal of achieving the following […***…] of the partnership

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
When calculating whether Philips has achieved a given […***…] objectives, […***…] toward such objectives shall be […***…]:

[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
b)    In the event that Philips does not achieve the […***…] objectives set forth above, Philips will […***…]. Philips will report to Masimo the amount of any […***…] due no later than fifteen (15) days after the end of the […***…] for which the […***…], and will […***…] no later than 30 days after the end of the […***…] for which […***…].
c)    The Parties agree that these […***…] objectives are contingent on […***…] that meet the agreed specifications and agreed-upon Supply Agreement quality requirements. If […***…] that meet the specifications and Supply Agreement quality requirements in any […***…] then Philips […***…] objective for that […***…].
d)    Masimo Payment. If Masimo does not meet an integration commitment specified in Exhibit A, Masimo shall return to Philips by March 1, 2020 a portion of the initial $300 million (originally paid by Philips to Masimo) equal to the corresponding amount for the […***…]:
(1)    $9 million for missing an […***…] customized SET board milestone and

(2)    $3 million for each of the other […***…] “product range” categories, each as specified in Exhibit A, totaling no more than $30 million.
3    BUSINESS PARTNERSHIP
3.1     Shipment Reports. Philips will inform Masimo where it delivers Socket Shipments during any quarter by providing a quarterly shipment record after such quarter.
3.2    Integration.
a)    Current Roadmap. Philips and Masimo commit to the integration roadmap in Exhibit A for further integration of rainbow and SET into additional Philips products. Philips will integrate the Masimo SET or rainbow technology, as specified, in the Philips products with pulse oximetry shown in the […***…] product ranges listed in Exhibit A.
b)    Future Integrations.
(1)    For successor or future products, integration will be subject to future roadmap discussions, including decisions regarding whether such integration is technically and commercially feasible based on clinical need, customer interest in Masimo technology, and anticipated volumes relative to the scope of work and cost required. If the leaders participating in the semi-annual roadmap meetings described below do not agree on the integration of future product(s), the CEOs will engage directly in the discussion regarding the integration for such future product(s) to ensure decisions are made in good faith and within the integration spirit of this Settlement Agreement.
(2)    For future integrations not specified in the product ranges listed in Exhibit A, Philips will integrate rainbow or SET in the same manner (e.g., internal board vs. external board-in-cable solution) as it integrates FAST, unless such an integration is not technically feasible or is not commercially reasonable. External module or board-in-cable integrations of rainbow or SET will be permissible if (i) the Philips device, as delivered to the customer opting for Masimo technology, will accept the external Masimo solution as the only pulse oximetry offering or (ii) as temporary solutions pending full internal integration or (iii) external module or board-in-cable pulse oximetry is the only pulse oximetry configuration offered in a product.
c)    Masimo Milestones and Support. Masimo commits to help Philips to meet the integration timelines specified in Exhibit A, by performing the milestone steps set forth in Exhibit A for each product, and good faith efforts to provide additional reasonable support as may be requested by Philips.
d)    Other Integration Matters
(1)    Each Party commits to provide its best integration engineers for the integration efforts.
(2)    Once integrated, Philips will make the Masimo version of integrated products (e.g., SET or rainbow for pulse oximetry, SedLine for brain function monitoring, O3 for regional oximetry, etc.) available in all markets where Philips makes its own or third party products with similar technology available as soon as regulatory clearance for such

Philips integrated product has been achieved. Philips will pursue timely regulatory clearance in countries where Masimo’s corresponding accessories are available or Masimo has specific plans to make them available, provided that Masimo provides to Philips all information reasonably requested by Philips (e.g., technical and validation-related information) to pursue such clearance.
e)    Planning Sessions. Parties will engage in formal semi-annual roadmap planning sessions that include business unit and engineering leaders from both Parties. The purpose of the sessions is to adjust the roadmap by agreement of the Parties regarding new products.
f)    Additional Integrations. As further outlined in Exhibit B, Philips will develop and manufacture the following:
i.O3 Interface. A […***…] interface […***…] for IntelliVue with corresponding IntelliVue software to support Masimo’s O3 […***…] measurement solution, which will support those features mutually agreed upon by the Parties. Masimo will […***…]the O3 […***…] measurement solutions and the associated parts […***…] Philips, and Philips will […***…] the […***…] interface […***…] for O3 to Masimo according to the business terms specified in the Supply Agreement.
ii.SedLine Interface. A […***…] interface for IntelliVue and corresponding IntelliVue software to support Masimo’s SedLine […***…] measurement solution. The features that will be supported by IntelliVue shall be those mutually agreed to by the Parties. The […***…] interface […***…] for SedLine might be combined with the […***…] interface […***…] for O3. Masimo will […***…] the SedLine […***…] measurement solutions […***…] Philips and Philips will […***…] the […***…] interface […***…] for SedLine to Masimo according to the business terms specified in the Supply Agreement.
iii.Capnography Interface. A […***…] interface for IntelliVue and corresponding IntelliVue software to support Masimo’s […***…] capnography solutions, specifically customized versions of the ISA™ CO2 module and the IRMA™ CO2 module. Masimo will […***…] the capnography […***…] measurement solutions […***…] Philips and Philips will […***…] the […***…] interface […***…] for capnography to Masimo according to the business terms specified in the Supply Agreement.
1.Adapter Cables. Masimo and Philips will jointly create an adapter cable (e.g., pigtail) that will allow SET cables to plug into Rainbow sockets and an adapter cable (e.g., pigtail) that will allow rainbow cables into SET sockets (collectively referred to as “Adapter Cables”). Masimo and Philips will mutually agree in good faith on a timeline and a transfer price for such Adapter Cables. Both Philips and Masimo will have the right to sell such Adapter Cables.
3.3    Joint Marketing Program. The Parties will conduct a Joint Marketing program (“Marketing Program”) in North America, […***…] and […***…]other countries to be agreed by the Parties, to promote Rainbow adoption with Philips Patient Monitoring, within the following parameters:
a)     Philips shall commit a $[…***…] marketing budget to the Marketing Program ($[…***…] per year for […***…], excluding costs associated with the Rainbow […***…] Program).

b)    Masimo shall commit a $[…***…] marketing budget to the Marketing Program ($[…***…] per year for […***…], excluding costs associated with the Rainbow […***…] Program).
c)    The Parties shall mutually prepare marketing campaign objectives and content.
d)    The Marketing Program will consist of four program “pillars”:
i.Rainbow Market Development Program
ii.Key Opinion Leader & Clinical Promotion Program
iii.Digital & E-Commerce Program
iv.Market Incentive & Resourcing Program
e)    Each Party will appoint a Program Manager (with proficiency in clinical and commercial matters) to work with each other and have quarterly meetings to assess effectiveness of various marketing programs
3.4    Rainbow […***…] Program. The Parties shall implement the Rainbow […***…] Program as specified in Exhibit C.
3.5    […***…] Option. To minimize unnecessary cost and waste […***…], Philips shall offer to Masimo an […***…]for the United States […***…]. The Philips […***…] that Philips has determined will offer […***…] at this time […***…], and related key terms and conditions, are listed below:
a)    […***…], whereas the […***…] can only be […***…]. Any future or additional products will be subject to roadmap discussions.
b)    […***…] are offered for […***…] that will be provided by Masimo to Philips and that have a configuration that is available with either SET or Rainbow. To support this […***…] process, Masimo will provide the […***…], which Masimo will […***…] defined in this Section 3.
c)    Philips will exchange those parts that would […***…] exchanged at the bench in Philips’ ordinary course of business if an SpO2 board would be defective […***…].
d)    Philips will […***…]repair everything that is either required by regulation or needed to pass the performance and safety tests that Philips would use in its ordinary course of business as well as other non-cosmetic damages.
e)    Price to Masimo for […***…] will be established at […***…] In the event that any specific product […***…]requires additional repairs that are not included in the […***…], Philips will advise Masimo of the unexpected defect and the associated cost to repair that defect, and give Masimo the option to complete […***…] or return the product without completing the […***…].
f)    Philips’ shipment of an […***…]device is […***…] purposes
g)    For the MP5, MP2, X2, and MMS servers (MMS as defined under a) above), if Philips does not offer […***…] complete and similarly […***…].
Philips hardware products that are not […***…] will be sold by Philips to Masimo at […***…], including […***…] purchased by Masimo shipped after this Settlement Agreement is executed.

IntelliBridge EC10 modules. Masimo can purchase Philips IntelliBridge EC10 modules for IntelliVue and similar point of care open interface solutions and future versions thereof at […***…], and Philips will continue to provide reasonable support to ensure that the parameter libraries offered as part of Philips open interface solutions accommodate new Masimo parameters in a commercially reasonable timeframe. Should the Open Interface of IntelliBridge EC10 change, Philips will provide Masimo with updated specifications under the existing Philips IntelliBridge EC10 Open Interface contract between the parties, the term of which will be extended to coincide with the term of this Settlement Agreement.
3.6    Rainbow Parameter Pricing and Related Terms:
a)    Philips has the exclusive right to sell rainbow parameters at the time of initial sale of Philips products equipped with rainbow technology. Philips also has the non-exclusive right to sell and enable rainbow parameter upgrades to Philips Installed Base of products capable of monitoring rainbow parameters.
b)    In contrast, Masimo is permitted to sell rainbow parameter upgrades only to the Installed Base of Philips monitors that are capable of supporting rainbow parameters (when equipped with the right hardware and software), and Masimo is permitted to enable rainbow parameters on Philips bedside monitors; however, this is limited to Masimo personnel that have already been trained and certified by Philips to enable rainbow parameters for the corresponding device and additional Masimo personnel that Philips will train in future classes per the terms of the Rainbow Parameter Enablement Authorization Agreement that will be executed concurrently with this Settlement Agreement.
c)    Prices and additional terms associated with rainbow parameter sales are listed below:
i.Philips sales of rainbow parameters directly to customers. Masimo will sell rainbow Parameters to Philips at the following […***…] prices for subsequent sale by Philips with the initial sale of its Patient Monitors or as upgrades into its Installed Base. […***…].

Rainbow Parameter(s)	Pricing to Philips
SpHb with oxygen content – SpOC	[…***…]
PVI	[…***…]
*SpHb and PVI parameter bundle	[…***…]
SpMet	[…***…]
SpCO	[…***…]
*Parameter Bundle of above rainbow parameters (SpHb/SpOC + PVI + SpMet + SpCO)	[…***…]
Oxygen Reserve Index (ORI) – pending FDA	[…***…]
Acoustic Respiration (“RRac” in Philips monitors)	[…***…]

[…***…]
[…***…]
ii.    Masimo upgrade sales of rainbow parameters. When Masimo provides rainbow parameter upgrades on Philips’ Installed Base, […***…] activated by Masimo in Philips’ Installed Base, as shown in the table below. […***…]

Rainbow Parameter(s)	[…***…]
SpHb with oxygen content – SpOC	[…***…]

PVI	[…***…]
SpHb and PVI parameter bundle	[…***…]
SpMet	[…***…]
SpCO	[…***…]
Parameter Bundle of SpHb/SpOC + PVI + SpMet + SpCO)	[…***…]
ORI (pending FDA clearance)	[…***…]
Acoustic Respiration (“RRac” in Philips monitors)	[…***…]
3.7    Masimo can continue to sell SET and Rainbow conversions to Philips’ Installed Base, including upgrading Masimo SET devices to Rainbow, as specified in the Supply Agreement.
3.8    Masimo can continue to make and sell the discrete SET and Rainbow IntelliVue modules, as specified in the Supply Agreement. Philips will continue to arrange for Masimo to purchase Philips-specific parts from Philips suppliers at Philips’ pricing for the discrete SET and rainbow IntelliVue modules.
3.9    Philips will not make changes to FAST that will eliminate an existing compatibility with Masimo Sensors.
3.10    The Parties will hold quarterly executive review sessions that will include executives from both Parties with responsibility for the business units responsible for execution of this Settlement Agreement.
3.11    The Parties will hold an annual summit meeting that will include the CEOs of Philips and Masimo.
4    JOINT COMMUNICATION
4.1    The CEOs of Philips and Masimo will coordinate and participate in mutually agreed joint communication for patient safety and better outcomes.
4.2    Philips will make a one-time $[…***…] donation to the Masimo Foundation by December 31, 2016, to a bank account to be specified by Masimo.
4.3    The CEOs of Philips and Masimo will jointly participate in Key Opinion Leader events as mutually agreed by the Parties.
5    REPRESENTATIONS AND WARRANTIES
5.1    Masimo hereby represents and warrants the following:
a)    Masimo has the full right and power to grant the releases and covenants set forth herein;
b)    The execution and delivery by Masimo of this Settlement Agreement and the performance by Masimo of its obligations hereunder have been duly and validly authorized by Masimo Corporation;
c)    This Settlement Agreement has been duly and validly executed and delivered by Masimo and constitutes a legal, valid and binding obligation of Masimo enforceable against Masimo in accordance with its terms;
d)    That the IRMA airway adapter is not compatible with the Philips Respironics Mainstream CO2 sensor;
5.2    Philips hereby represents and warrants the following:

a)    Philips has the full right and power to grant the releases and covenants and licenses set forth herein;
b)    The execution and delivery by Philips of this Settlement Agreement and the performance by Philips of its obligations hereunder have been duly and validly authorized by Philips;
c)    This Settlement Agreement has been duly and validly executed and delivered by Philips and constitutes a legal, valid and binding obligation of Philips enforceable against Philips in accordance with its terms.
d)    Philips represents that neither it nor any of its Affiliates has included in a product on or before today […***…].
e)    Philips represents that neither it nor any of its Affiliates has or had any sensor, patient cable, or capnography consumable that replaces the ISA NomoLine, IRMA airway adapter, commercially available on or before today that is compatible with Masimo SET, Masimo Rainbow SET, O3, or SedLine that is not authorized by Masimo.
6    COVENANTS NOT TO SUE
6.1    Effective upon Masimo’s receipt of payment pursuant to Section 2.2 above, Masimo on behalf of itself and its Affiliates and their successors and assigns covenants in perpetuity, irrevocably (subject to Section 6.3 below) and on a worldwide basis, in the future and forevermore not to sue under or otherwise assert the Masimo Patents against a) Philips and/or any of its Affiliates for infringement with respect to products of Philips or its Current Affiliates […***…] and products […***…]; b) Philips and/or any of its Affiliates for infringement with respect to any […***…] as they exist in products of Philips or its Current Affiliates […***…]; and c) customers, distributors, OEMs, licensees, suppliers or purchasing organizations of Philips and/or any of its Current Affiliates with respect to […***…].
6.2    Effective upon Masimo’s receipt of payment pursuant to Section 2.2 above, Philips on behalf of itself and its Affiliates and their successors and assigns covenants in perpetuity, irrevocably (subject to Section 6.4) and on a worldwide basis, in the future and forevermore not to sue under or otherwise assert the Philips Patents against a) Masimo and/or any of its Affiliates for infringement with respect to products of Masimo and/or its Current Affiliates […***…] and products […***…] b) Masimo and/or any of its Affiliates for infringement with respect to any […***…] as they exist in products of Masimo and/or its Current Affiliates […***…]; and c) customers, distributors, OEMs, licensees, suppliers or purchasing organizations of Masimo and/or any of its Current Affiliates with respect to […***…].
6.3    If Philips or its Affiliates […***…] Masimo or its Affiliates for […***…] by products of a […***…] of Masimo in a […***…] of Patient Monitoring in which Philips has obtained a covenant under Section 6.1 but Masimo […***…] a covenant under Section 6.2, then the covenant granted by Masimo in Section 6.1 […***…] by Masimo as to that […***…] and will not prevent Masimo or its Affiliates from […***…].
If Masimo or its Affiliates […***…] Philips or its Affiliates for […***…] by products of a […***…] of Philips in a […***…] of Patient Monitoring in which Masimo has obtained a covenant under Section 6.2 but Philips […***…] a covenant under Section 6.1, then the covenant granted by Philips in Section 6.2 […***…] by Philips as to that […***…] and will not prevent Philips and its Affiliates from […***…]

7    RELEASES
7.1    Release By Masimo to Philips: Effective upon Masimo’s receipt of payment pursuant to Section 2.2 above, except for the agreements between the Parties expressly made herein, Masimo, for itself and for each of its Affiliates and their officers, directors, managers, board members, shareholders, employees, servants, agents, successors in interest, predecessors, assigns, administrators, representatives, insurers and attorneys, hereby forever and completely releases and discharges: (a) Philips and each of its Affiliates, and their officers, directors, managers, board members, shareholders, employees, servants, agents, successors in interest, predecessors, assigns, administrators, representatives, insurers and attorneys of and from any and all claims, demands, causes of action, liabilities, and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages of any sort whatsoever, past, present and future, and for equitable relief, for any and all causes of action existing as of the Effective Date of this Settlement Agreement, including but not limited to any such claim or demand arising out of or in any way related to the facts and claims alleged in the Litigation; and (b) any customer, distributor, OEM, licensee, supplier or purchasing organization with respect to the purchase, distribution, marketing, manufacturing or use of […***…] obtained on or before the date of this Settlement Agreement.
7.2    Release By Philips to Masimo: Effective upon Masimo’s receipt of payment pursuant to Section 2.2 above, except for the agreements between the Parties expressly made herein, Philips, for itself and for each of its Affiliates and their officers, directors, managers, board members, shareholders, employees, servants, agents, successors in interest, predecessors, assigns, administrators, representatives, insurers and attorneys, hereby forever and completely releases and discharges: (a) Masimo and each of its Affiliates and their officers, directors, managers, board members, shareholders, employees, servants, agents, successors in interest, predecessors, assigns, administrators, representatives, insurers and attorneys of and from any and all claims, demands, causes of action, liabilities, and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages of any sort whatsoever, past, present and future, and for equitable relief, for any causes of action existing as of the Effective Date of this Settlement Agreement, including but not limited to any such claim or demand arising out of or in any way related to the facts and claims alleged in the Litigation; and (b) any customer, distributor, OEM, licensee, supplier or purchasing organization with respect to the purchase, distribution, marketing, manufacturing or use of […***…] obtained on or before the date of this agreement.
Release Of Unknown Claims: It is understood and agreed by each Party that solely with respect to the claims as described in Sections 7.1 and 7.2 above, this is a full, complete and final release and each Party agrees that it shall apply as provided and excepted in this Settlement Agreement to all unknown, unanticipated, unsuspected and undisclosed claims, demands, liabilities, actions or causes of action, in law, equity or otherwise, as well as those which are now known, anticipated, suspected or disclosed. Each Party has been fully advised by its respective attorney of the contents of Section 1542 of the Civil Code of the State of California, and that section and the benefits thereof are hereby expressly waived. Section 1542 reads as follows:
“Section 1542. (General Release ‑ Claims Extinguished.) A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
In addition, solely with respect to the claims released pursuant to Sections 7.1 and 7.2, each Party will be deemed to relinquish, to the extent they are applicable, and to the full extent permitted by law, the provisions, rights and benefits of any law, or principle of common law, which is similar, comparable or equivalent to California Civil Code §1542. Each Party acknowledges that the Party may discover facts in addition to or different to from those now known or believed to be true with respect to the subject matter of this release, but that it is the intention of the Party to fully, finally and forever settle and release any and all claims released hereby, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, and without regard to the subsequent discovery or existence of such additional or different facts. Each Party warrants that the Party has read and understands the aforesaid Section 1542 and has had the opportunity to consult with and be advised by counsel regarding its meaning and effect and the Party voluntarily waives its provisions and any other provision or statute of like effect.
7.3    Each Party represents and warrants that it has not assigned, sold, or otherwise transferred to any third party any claims or causes of action against the other Party existing prior to the Effective Date.
8    DISMISSAL
8.1    Dismissal with Prejudice. Within four (4) business days after Masimo’s receipt of payment pursuant to Section 2.2 above, the Parties shall cause their respective counsel to execute and file in the Litigation a dismissal in the form set forth in Exhibit D, dismissing with prejudice all claims and counterclaims made by each Party against the other and shall cooperate in proceeding with any and all other or additional procedures needed to effectuate a dismissal, with prejudice, of any claims or counterclaims that the Parties have asserted against each other in the Litigation. In addition, neither Philips nor its attorneys will continue to prosecute the Reexamination Proceedings, and Philips will cooperate with Masimo in seeking to expedite the termination of the Reexamination Proceeding against U.S. Patent No. 7,530,955, including by filing a statement notifying the Patent Office of the Parties’ settlement.
8.2    Final Dismissal. The Parties acknowledge and agree that this Settlement Agreement is enforceable according to its terms with respect to final dismissal, with prejudice, of all claims in the Litigation.
8.3    Costs and Expenses. Each Party or its Affiliates shall bear all their own fees and costs incurred in connection with the Litigation and the negotiation of this Settlement Agreement.
8.4    Complete Settlement. The Parties agree that this Settlement Agreement is a full and complete settlement of the rights and liabilities of the Parties in connection with the claims released in this Settlement Agreement. This Settlement Agreement constitutes a full and complete defense to, and may be used to seek an injunction against, any action, suit, claim, or other proceeding of any type, which may be prosecuted, initiated or attempted in violation of the terms hereof.
9    PRESS RELEASE: The Parties agree that simultaneously each will issue a press release regarding this Settlement Agreement in the form attached hereto as Exhibit E.
10    ASSIGNMENT: Except in connection with the sale of all or substantially all of the assets or business relating to the […***…] of Philips or Masimo, neither Party may assign, transfer or sublicense any of the rights or obligations under this Settlement Agreement (including without limitation any Change in Control, whether by stock sale, asset sale or merger), without the prior written consent of the other Party. This Settlement Agreement will inure to the benefit of and bind each Party’s permitted successors and assigns. In addition, the covenants not to sue granted herein shall bind the assigns of the patents under which the covenants are granted.
11    TERM AND TERMINATION
11.1    Effective Date and Term. This Settlement Agreement shall be effective upon the Effective Date and shall remain in effect until December 31, 2024 (the “Term”).

11.2    Survivability. The provisions of Sections 6 and 7 shall survive the termination of this Settlement Agreement.
11.3    No Termination. Neither Party may terminate or rescind this Settlement Agreement during the Term. Each Party hereby waives termination and rescission as a remedy for breach of the Settlement Agreement. Each Party agrees that irreparable harm would occur and that there no adequate remedy at law in the event of breach, and that the non-breaching Party shall be entitled to specific performance of the terms of this Settlement Agreement in addition to any other remedy at law or in equity (except those remedies waived in this Section).
12    DISPUTE RESOLUTION
12.1    Dispute. If any dispute or difference arises out of this Settlement Agreement; the alleged breach or construction of this Settlement Agreement; or pricing, marketing, sales, or distribution practices subject to this Settlement Agreement (“Dispute”), the Parties shall strive to settle such Dispute amicably. The dispute resolution mechanisms specified in this Section 12 shall serve as the exclusive mechanism and venue to resolve any Dispute.
Notice and Escalation. Upon written notice of any Dispute, the Parties shall attempt to resolve it promptly by negotiation between the senior management of the Parties who have authority to settle the Dispute within thirty (30) days after a Party sends such written notice. If such negotiations do not resolve the Dispute, the Parties shall further attempt to resolve it promptly by direct negotiation between the CEOs of each Party within sixty (60) days after a Party sends such written notice. Such CEO negotiations shall occur by video conference or, if in person, in New York City, unless the Parties agree otherwise.
12.2    Motion to Enforce Settlement. If any Dispute has not been resolved by negotiation pursuant to Section 12.2, then the exclusive means to resolve such Dispute shall be a motion to enforce this Settlement Agreement in the United States District Court for the District of Delaware. Such a motion may seek any available remedy at law or in equity except those remedies waived in Section 11.3. Each Party shall bear its own costs and attorneys’ fees associated with the negotiation and resolution of any such Dispute.
12.3     Patent Infringement. In the event either Party introduces a product that is not covered under the covenants set forth in Section 6 of this Settlement Agreement, and the other Party suspects that such product infringes any of its patents (i.e. Masimo Patents or Philips Patents as defined in this Settlement Agreement), the Parties will attempt to resolve the issue amicably. Specifically, the Party who suspects infringement must first provide written notice of the suspected infringement to the other Party. Upon written notice of any suspected infringement, the Parties shall attempt to resolve it promptly by negotiation between the senior management of the Parties who have authority to settle the issue within thirty (30) days after a Party sends such notice of suspected infringement. If such negotiations do not resolve the suspected infringement, the Parties shall further attempt to resolve it promptly by direct negotiation between the CEOs of each Party within sixty (60) days after a Party sends such written notice. Such CEO negotiations shall occur by video conference or, if in person, in New York City, unless the Parties agree otherwise. No lawsuit or other legal proceeding to resolve the suspected infringement will be filed for ninety (90) days after a Party sends such written notice.
13    MISCELLANEOUS
13.1    Entire Agreement. This Settlement Agreement, the Supply Agreement, the Rainbow Parameter Enablement Authorization Agreement, and the Philips IntelliBridge Open Interface Agreement (collectively, the “New Agreements”) set forth the entire agreement and understanding between the Parties as to their subject matter and the Litigation, and supersede all prior agreements, commitments, representations, writings and discussions between them, whether written or oral, with respect to the subject matter of the New Agreements. Neither of the Parties shall be bound by any conditions, definitions, warranties, waivers, releases or representations (either expressed or implied) with respect to the subject matter of the New Agreements, other than as expressly provided for in the New Agreements, or as duly set forth on or subsequent to the date hereof in writing signed by a duly authorized representative of the Party to be bound thereby.
13.2    No Further Obligations. Nothing contained in this Settlement Agreement shall be construed as imposing on Philips or Masimo any obligation, other than obligations set forth in this Settlement Agreement.
13.3    No Waiver. If at any time either Party shall elect not to assert its rights under any provision of this Settlement Agreement, such action or lack of action in that respect shall not be construed as a waiver of its rights under said provision or of any other provision of this Settlement Agreement.
13.4    Notices. Any notice or request required by this Settlement Agreement to be sent by any Party hereto to the other shall be given in writing which will be deemed delivered (i) when received, in the case of personal delivery and international overnight carrier, and (ii) on the next business day, when delivered by domestic overnight carrier. Any such notice or request will be addressed,
In respect of Philips, to:
Philips
3000 Minuteman Road
Andover, MA 01810
Attention: General Manager of Philips Patient Monitoring

With copy to: Legal Department

in respect of Masimo, to:
Masimo
52 Discovery
Irvine, CA 92618
Attention: President, Worldwide OEM Business

With a copy to: Legal Department
13.5    Governing Law. This Settlement Agreement will be governed in all respects by the laws of the state of Delaware without reference to any choice of laws provisions.
13.6    Language. This Settlement Agreement is entered into in the English language only; any translation hereof is for accommodation only and shall be of no force in the interpretation of this Settlement Agreement or in the determination of the intent of the Parties. All currencies are expressed in U.S. Dollars unless otherwise indicated.
13.7    Advice of Counsel. Each Party represents and warrants: (i) that each Party has been fully advised by counsel of their own choosing; (ii) that each Party has read the Settlement Agreement and conferred with their respective counsel to the extent the Party or their counsel have deemed necessary respecting their rights and obligations; (iii) that each Party is aware of and has received advice regarding the Settlement Agreement’s contents and legal effect; (iv) that each Party requires no further advice from any other Party to execute the Settlement Agreement voluntarily, knowingly, and intelligently; and (v) that counsel for each Party has advised it that no legal grounds exist for the avoidance or rescission of the Settlement Agreement. Each Party further acknowledges that in entering into the Settlement Agreement, each is relying on the other’s representation that it has sought and obtained the advice of their counsel, prior to the execution of the Settlement Agreement.
13.8    Execution of Necessary Documents. The Parties agree to execute and deliver any and all documents required to effectuate the terms and conditions, purposes, and aim of the Settlement Agreement, including but not limited to the documents specifically referenced in the Settlement Agreement.
13.9    Severance. Except with respect to provisions involving a covenant between the Parties, should any provision of this Settlement Agreement be declared or determined by any court or tribunal of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby and said illegal, unenforceable or invalid part, term, or provision shall be deemed not to be part of this Settlement Agreement. In addition, in the event that the parties are in disagreement about the application of one or more provisions of this agreement, that dispute shall not impact the operation of the other provisions of this Settlement Agreement.
13.10    Counterparts. This Settlement Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument. The Parties agree to accept facsimile or image copies of the executed Settlement Agreement as an original of same.
13.11    Titles. The titles of paragraphs herein are inserted solely for convenience and do not affect the construction of any provision of this Settlement Agreement.
13.12    Drafting. The Parties and their counsel have cooperated in the drafting and preparation of this Settlement Agreement. The Parties agree that any ambiguities in this Settlement Agreement shall not be construed against any Party by virtue of that Party having drafted the language in question.
13.13    Compliance with laws and regulations. The Parties agree that they will each bear responsibility for ensuring compliance with all applicable laws and regulations in their performance under this Settlement Agreement.
13.14    Philips’ Authority. Philips represents and warrants that it has the authority to bind to this Settlement Agreement, Philips and those Philips Affiliates worldwide necessary to implement this Settlement Agreement, including, without limitation, Philips Electronics North America Corporation and Philips Medizin Systeme Böblingen GmbH, and Philips represents and warrants that all such Affiliates will be bound by and perform this Settlement Agreement in all respects as if each such Affiliate were a named party and signatory to this Settlement Agreement.
13.15    Audit Rights. Each party shall have the right to verify, at its expense, and not more frequently than once per year and upon not less than 30 days’ prior written notice, the compliance of the other Party to its obligations under this Supply Agreement, through inspection of pertinent records and books of accounts maintained in the ordinary course of business. Such audit shall be conducted by a certified public accountant (“CPA”) chosen by the auditing Party in its reasonable discretion, and which CPA is reasonably acceptable to the other Party, subject to reasonable confidentiality restrictions.
13.16    Force Majeure. Neither Party shall be held in breach of this Settlement Agreement for failure to perform any of its obligations under this Settlement Agreement, and the time required for performance shall be extended for a period equal to the period of such delay (in which case the term of this Settlement Agreement would be extended by a period a equal to the period of such delay), provided, that such delay has been caused by or is a result of: any acts of God; acts of war; civil strife; embargoes; strikes; riots; storms; fires; explosions; floods; the inability of either Party to fulfill orders for products for an extended period due to seizure, detention or ship-holds, or other enforcement actions imposed by or on behalf of the FDA or other regulatory body by administrative or judicial order, or any other cause beyond the reasonable control of either Party. The Party so affected shall: (a) give prompt written notice to the other Party of the nature and date of commencement of the force majeure event and its expected duration; and (b) use its commercially reasonable efforts to relieve the effect of such cause as rapidly as possible.
14    CONFIDENTIALITY
14.1    General. Each Party agrees that it shall not disclose the terms of this Settlement Agreement, or information relating to this Settlement Agreement, including, without limitation, the discussions between the Parties in anticipation of reaching a settlement of their disputes raised in the Litigation and a final business resolution, without the prior written consent of the other Party, except:
a)    in response to a valid subpoena or as otherwise may be required by law, the official rules of a court or tribunal, or court order; provided, that prior to responding to any such subpoena or other process, a Party will to the extent feasible provide the other Party with prior notice in order to permit the other Party to seek a protective order if desired;
b)    as otherwise may be required by law or legal process (including legal requirements and regulations of the Dutch Authority for the Financial Markets, the U.S. Securities and Exchange Commission, or rules of Euronext, the NYSE or NASDAQ);
c)    to state that the disclosing Party has settled with the other Party, and to disclose terms already disclosed in connection with Section 14.1(b) above;
d)    any other information disclosed by the disclosing Party in connection with a potential merger, acquisition, consolidation, or asset purchase, which information is included within the scope of a nondisclosure agreement executed by the recipient of such information; and
e)    to counsel, accountants, and tax advisors for the disclosing Party.

In Witness Whereof, the Parties have duly authorized and caused this Settlement Agreement to be executed:

MASIMO CORPORATION
Dated:	November 5, 2016	By:	/s/ JOE KIANI
		Name:	Joe Kiani
		Title:	CEO

MASIMO INTERNATIONAL TECHNOLOGIES SARL
Dated:	November 5, 2016	By:	/s/ STACEY J. ORSAT
		Name:	Stacey J. Orsat
		Title:	Director

MASIMO INTERNATIONAL SARL
Dated:	November 5, 2016	By:	/s/ STACEY J. ORSAT
		Name:	Stacey J. Orsat
		Title:	Director

KONINKLIJKE PHILIPS N.V.
Dated:	November 5, 2016	By:	/s/ FRANS A. VAN HOUTEN
		Name:	Frans A. Van Houten
		Title:	CEO

EXHIBIT A

Product range	Masimo Integration type	Milestone 1 (Responsible: Philips):	Milestone 2 (Responsible: Both):	Milestone 3 (Responsible: Masimo):	Milestone 4 (Responsible: Masimo):	Milestone 5 (Responsible: Masimo):	Milestone 6 (Responsible: Philips):
Details:	What Philips requires from Masimo integration into a Philips device	Specifications to be sent to Masimo	Philips and Masimo to agree on specifications	Masimo to provide to Philips first functional boards for development integration	V&V reports, standard compliance reports + prod. equiv. boards for Philips testin	Ramp-up volume of production boards received by Philips (per Philips POs	Philips to launch NPI into markets
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
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[…***…]

EXHIBIT B

Integration in IntelliVue	Milestone 1 (Responsible: Masimo):	Milestone 2 (Responsible: Both):	Milestone 3 (Responsible: Masimo):	Milestone 4 (Responsible: Masimo):	Milestone 5 (Responsible: Masimo):	Milestone 6 (Responsible: Masimo):	Milestone 7 (Responsible: Philips):
Details:	Specifications to be sent to Philips	Philips and Masimo to agree on specifications	Masimo to provide to Philips first functional devices, accessories and simulators for development	Masimo to certify 4th ed. EMC standard compliance to for […***…] device + accessories when operated at a floating interface	V&V reports, standard compliance reports, predicate device 510k numbers + prod. equiv. devices and accessories for Philips testin	Ramp-up volume of production […***…] devices received by Philip	Philips to launch NPI into markets
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EXHIBIT C

Rainbow […***…] Program

[…***…]
[…***…]

EXHIBIT D

STIPULATED DISMISSALS

IN THE UNITED STATES DISCTRICT COURT
FOR THE DISTRICT OF DELAWARE

MASIMO CORPORATION, Plaintiff, v. PHILIPS ELECTRONICS NORTH AMERICA CORPORATION and PHILIPS MEDIZIN SYSTEME BÖBLINGEN GMBH, Defendants.	))))))))))	Case No. 1:16-cv-0137-LPS DEMAND FOR JURY TRIAL

STIPULATED MOTION FOR DISMISSAL WITH PREJUDICE AND ORDER THEREON
Pursuant to Federal Rule of Civil Procedure 41 and a confidential settlement agreement, and conditioned upon the entry of the Order on this Stipulation of Dismissal, Plaintiff Masimo Corporation (“Masimo”) and Defendants Philips Electronics North America Corporation and Philips Medizin Systeme Böblingen GmbH (collectively “Philips”) hereby stipulate and move for an order that all of the claims in this case shall be dismissed with prejudice and that each party shall bear its own fees and expenses.
The Court shall retain jurisdiction over the parties’ settlement agreement, including enforcement of the agreement.
.

Morris, Nichols, Arsht & Tunnell LLP Jack B. Blumenfeld (#1014) 1201 North Market Street P.O. Box 1347 Wilmington, DE 1989 (302) 658-9200 jblumenfeld@mnat.com Attorneys for Plaintiff
Potter Anderson & Corroon LLP

David E. Moore (#3983)
Bindu A. Palapura (#5370)
1313 N. Market Street
Wilmington, DE 1980
(302) 984-6000
dmoore@potteranderson.com
bpalapura@potteranderson.com
Attorneys for Defendants

IT IS SO ORDERED this ___ day of _______________, 201__

_____________________________
Honorable Leonard P. Stark
Chief Judge, United States District Court

IN THE UNITED STATES district COURT FOR THE DISTRICT OF DELAWARE

MASIMO CORPORATION, Plaintiff, v. PHILIPS ELECTRONICS NORTH AMERICA CORPORATION and PHILIPS MEDIZIN SYSTEME BÖBLINGEN GMBH, Defendants.	))))))))))	C.A. No. 09-80-LPS C.A. No. 11-742-LPS DEMAND FOR JURY TRIAL

STIPULATED MOTION FOR DISMISSAL WITH PREJUDICE AND ORDER THEREON
Pursuant to Federal Rule of Civil Procedure 41 and a confidential settlement agreement, and conditioned upon the entry of the Order on this Stipulation of Dismissal, Plaintiff Masimo Corporation (“Masimo”) and Defendants Philips Electronics North America Corporation and Philips Medizin Systeme Böblingen GmbH (collectively “Philips”) hereby stipulate and move for an order that all of the claims and counterclaims in this case shall be dismissed with prejudice and that each party shall bear its own fees and expenses.
The Court shall retain jurisdiction over the parties’ settlement agreement, including enforcement of the agreement.

Morris, Nichols, Arsht & Tunnell LLP Jack B. Blumenfeld (#1014) 1201 North Market Street P.O. Box 1347 Wilmington, DE 1989 (302) 658-9200 jblumenfeld@mnat.com Attorneys for Plaintiff
Potter Anderson & Corroon LLP

David E. Moore (#3983)
Bindu A. Palapura (#5370)
1313 N. Market Street
Wilmington, DE 1980
(302) 984-6000
dmoore@potteranderson.com
bpalapura@potteranderson.com
Attorneys for Defendants

IT IS SO ORDERED this ___ day of _______________, 201__

_____________________________
Honorable Leonard P. Stark
Chief Judge, United States District Court

EXHIBIT E

FORM OF PRESS RELEASE

Philips and Masimo sign multi-year business partnership agreement in patient monitoring and select therapy solutions

•Multi-year business partnership combines Masimo’s expertise in non-invasive sensor and signal processing technologies and Philips’ expertise in integrated patient monitoring and therapy solutions
•Business partnership involves technology integration, and marketing and sales cooperation in North America and certain markets in Asia and Europe
•Agreement ends all pending lawsuits between the two companies and, next to marketing, and, integration commitments, includes a cash payment of USD 300 million by Philips to Masimo

Amsterdam, the Netherlands and Irvine, California – Royal Philips (NYSE: PHG; AEX: PHIA) and Masimo Corporation (NASDAQ: MASI) today announced a wide-ranging, multi-year business partnership involving both companies’ innovations in patient monitoring and therapy solutions. The partnership includes joint marketing and sales programs in North America and certain markets in Asia and Europe for Masimo’s non-invasive sensor technologies, such as its rainbow or SET platform, in conjunction with Philips’ patient monitoring and select therapy solutions. In addition, Philips will in the future integrate Masimo’s SedLine® brain function monitoring, O3™ regional oximetry, and NomoLine™ capnography technologies in certain Philips IntelliVue® monitors.

Philips is a global leader in patient monitoring solutions with a comprehensive product portfolio ranging from multi-parameter bedside monitors to wearable patient monitors combined with mobile applications and clinical decision support tools. With a primary focus on prediction and prevention of patient deterioration, these integrated solutions aim to support clinical workflow and caregiver efficiencies, and enhance patient care. In 2015, an estimated 275 million patients were monitored using Philips’ patient monitoring solutions.

Sensor and signal processing technologies are an essential component of patient monitoring solutions, and Masimo is a prolific innovator in this field. Examples of Masimo’s non-invasive sensor and signal processing technology innovations include Masimo SET pulse oximetry, Masimo Rainbow Pulse CO-Oximetry and Masimo’s new non-invasive and continuous total hemoglobin (SpHb) monitoring technology.

“This business partnership agreement marks an important day for us and our customers as two leaders in patient monitoring collaborate to develop solutions designed to enhance clinical outcomes and patient safety~~,~~” said Frans van Houten, CEO Royal Philips. “I am very satisfied that we have reached an agreement that is beneficial for both companies and that we have ended our legal disputes. Going forward, Philips and Masimo will completely focus on jointly delivering meaningful innovations to our customers, such as the integration of Masimo’s rainbow technology across our IntelliVue patient monitoring product range.”

“It’s wonderful to think that Masimo and Philips will be working together for the benefit of patients and clinicians around the world,” said Joe Kiani, Chairman and Chief Executive Officer of Masimo. “I am delighted that we were able to reach this important agreement which allows us to focus on the future to deliver the solutions that our customers have been looking for.”

In conjunction with the appropriate Philips patient monitoring platform, Masimo’s rainbow® SET technology analyzes multiple wavelengths of light to accurately measure total hemoglobin (SpHb™), oxygen content (SpOC®), carboxyhemoglobin (SpCO™), methemoglobin (SpMet®) and Pleth Variability Index (PVI®) noninvasively and continuously. Continuous monitoring of rainbow SpHb™ on a Philips monitor at the point-of-care provides clinicians with real-time visibility to changes in hemoglobin in between invasive blood samplings.

Anticipated cash flow and income consequences for Philips
As part of the business partnership agreement, Philips and Masimo have agreed to end all pending lawsuits between the two companies, which includes that Philips is released from paying the USD 467 million (approximately EUR 366 million) jury verdict that was awarded to Masimo in October, 2014. Philips has agreed to make a USD 300 million cash payment (approximately EUR xx million) to Masimo in the fourth quarter of 2016; and to invest in the relationship by making certain marketing and product integration commitments over the coming years. [Placeholder for net income impact]

[Masimo may add a paragraph regarding financial impact]

For further information, please contact:

Steve Klink
Philips Group Communications
Tel.: +31 6 10888824
E-mail: steve.klink@philips.com

Vanessa Bruinsma-Kleijkers
Philips Investor Relations
Tel.: +31 20 5977447
Email: Vanessa.Bruinsma-Kleijkers@philips.com

<<Masimo contact details>>

About Royal Philips
Royal Philips (NYSE: PHG, AEX: PHIA) is a leading health technology company focused on improving people's health and enabling better outcomes across the health continuum from healthy living and prevention, to diagnosis, treatment and home care. Philips leverages advanced technology and deep clinical and consumer insights to deliver integrated solutions. Headquartered in the Netherlands, the company is a leader in diagnostic imaging, image-guided therapy, patient monitoring and health informatics, as well as in consumer health and home care. Philips' health technology portfolio generated 2015 sales of EUR 16.8 billion and employs approximately 70,000 employees with sales and services in more than 100 countries. News about Philips can be found at www.philips.com/newscenter.

About Masimo Masimo (NASDAQ: MASI) is a global leader in innovative noninvasive monitoring technologies. Our mission is to improve patient outcomes and reduce the cost of care by taking noninvasive monitoring to new sites and applications. In 1995, the company debuted Masimo SET® Measure-through Motion and Low Perfusion™ pulse oximetry, which has been shown in multiple studies to significantly reduce false alarms and accurately monitor for true alarms. Masimo SET® is estimated to be used on more than 100 million patients in leading hospitals and other healthcare settings around the world. In 2005, Masimo introduced rainbow® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and more recently, Pleth Variability Index (PVI®) and Oxygen Reserve Index (ORi™), in addition to SpO2, pulse rate, and perfusion index (PI). In 2014, Masimo introduced Root®, an intuitive patient monitoring and connectivity platform with the Masimo Open Connect™ (MOC-9™) interface. Masimo is also taking an active leadership role in mHealth with products such as the Radius-7® wearable patient monitor and the MightySat™ fingertip pulse oximeter. Additional information about Masimo and its products may be found at www.masimo.com. All published clinical studies on Masimo products can be found at www.masimo.com/cpub/clinical-evidence.htm.

EXHIBIT F

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EXHIBIT G

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EXHIBIT H

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